Exhibit 99.1

Magnolia Solar Signs Share Exchange Agreement with Solar Silicon Resources Group Pte Ltd

The companies have agreed to combine their business interests to focus on becoming a dominant supplier of High Purity Quartz Sand (HPQS) to the solar, semi-conductor & high-end electronics industries, and to further develop advanced new solar technologies.

ALBANY, NY and Woburn, MA - (September 24, 2014) - Magnolia Solar Corporation (OTCQB: MGLT) ("Magnolia Solar") announced today that on September 19, 2014 it signed a Share Exchange Agreement (“SEA”) with Solar Silicon Resources Group Pte Ltd (“SSRG”) to merge their business interests and assets.

The SEA was entered into between Magnolia Solar and SSRG, and the parent of SSRG, Auzminerals Resource Group Limited (the “Parent”), both Singapore corporations. The closing of the transaction is anticipated to take place in 60-90 days.

Post-closing, SSRG shall become a wholly owned subsidiary of Magnolia Solar in exchange for which the Parent will own 95% percent and Magnolia Solar shareholders will own 5% percent of Magnolia Solar. The name of the combined company is planned to be changed to High Purity Quartz Technologies (“HPQT”). Based upon the financial condition and assets of the combined company, High Purity Quartz Technologies plans to apply to up-list from OTC QB to NYSE MKT or NASDAQ as soon as practicable.

SSRG is primarily a technology company that since early 2010, at its research and test plant facility in Australia, has focused on validating its advanced new techniques and methods of manufacturing HPQS and other high purity quartz materials extensively used in the semiconductor and solar industries, and high-end electronics worldwide.

The SSRG assets include the Lighthouse rock quartz mine in Australia. SSRG also owns extensive reserves of high-purity silica sand which is used for HD/LCD TV screens.

Mr. Kevin Graham, Director of SSRG, stated, "High Purity Quartz is experiencing an unprecedented global demand largely due to the expanded installation of solar farms for power generation worldwide. We believe that SSRG has significant experience and proven technical knowledge to manufacture and supply HPQS, that was largely gained from a three-year collaboration with two of the leading world experts at its Melbourne Test Plant. We are confident that the pending business combination with Magnolia Solar brings additional expertise in advanced solar energy technologies, that will assist with SSRG’s plans to establish a large capacity HPQS processing plant in the United States."

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Mr. Graham added, "Quartz operations are entirely focused on expanding production to supply raw material to high purity quartz crucible manufacturers. These crucibles are used to grow silicon crystals. Solar and semiconductor industries use these crystals for wafers to produce solar cells and silicon microelectronic chips. We believe this business combination will lay the foundation to establish expanded refining operations in the U.S. and Australia. We are already discussing orders with potential customers and expect to be generating revenue within a year after closing."

Mr. Graham further stated, “In comparison to other major HPQS producers, we believe we have a distinct cost advantage due to our exclusive access to the high-purity silica rock quartz (99.99% unprocessed) from the Lighthouse mine in Australia.”

Dr. Ashok K. Sood, President and CEO of Magnolia Solar, stated, "We believe that the combined company offers exciting growth opportunities in the solar and semiconductor industries for high purity quartz materials."

Magnolia Solar has been developing its solar related technologies over the last four years, and working on development of high efficiency flexible solar cells for defense and commercial applications. Magnolia Solar’s nanostructure based antireflection technology has applications in a variety of industries. Magnolia Solar has filed 15 patent applications to protect its innovative technologies, which are at different stages of evaluation by the U.S. patent office.

About Magnolia Solar Corporation

Based in Albany, NY and Woburn, MA, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary flexible thin-film solar cell technologies that employ nanostructured materials and designs. Both higher current and higher voltage outputs are expected from thin-film solar cells that combine Magnolia's exclusive material structures with advanced optical coatings. Magnolia's patent pending technology has the ability to capture a larger part of the solar spectrum to enable high efficiency solar cells, and incorporates a unique nanostructure-based anti-reflection coating technology to further increase solar cell efficiency, thereby reducing the cost per watt. The company is targeting a variety of civilian and defense applications for its photovoltaic solar cells. Magnolia's solar cell technology can be used to generate power for existing electrical grids, and is particularly well-suited for distributed and portable power generation applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

About Solar Silicon Resources Group Pte Ltd

SSRG commenced operations in 2005, focusing initially on securing mineral resource assets for value added processing. SSRG then established a test plant facility in Melbourne to develop the ability to successfully manufacture HPQS from unprocessed high purity silica rock quartz (99.980%-9.990% purity unprocessed) from its wholly owned world class resource at the Lighthouse mine. For three years SSRG worked with two of the world’s leading experts in HPQS factory beneficiation and advanced manufacturing technique at the SSRG Melbourne test plant. One of the experts previously designed and built two of the three existing HPQS factories. SSRG has successfully produced solar grade HPQS at a minimum purity level of 99.997% and has the capability to beneficiate this product to semiconductor grade HPQS. SSRG has the highly specialized experience and know-how to successfully manufacture world standard solar and semi-conductor grade HPQS for High Purity Quartz Technologies.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

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